Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2015 with respect to the consolidated financial statements for the year ended December 31, 2014 of Atlas Pipeline Partners, L.P. included in the Current Report of Targa Resources Partners LP on Form 8-K/A dated March 10, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Targa Resources Partners LP on Form S-8 (No. 333-149200 and No. 333-202502), Form S-3 (No. 333-187795) and Form S-3/A (No. 333-190231).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 10, 2015